Exhibit 99.3
     The effects of the restatement described in Note 1 to the annual financial statements included in this Form 10-K/A on the Bank’s unaudited interim Statement of Cash Flows for 2006 are summarized in the following table by activity classification. The information for the twelve months ended December 31, 2006 is derived from the Bank’s audited annual financial statements.
Federal Home Loan Bank of Pittsburgh
Restated 2006 Statement of Cash Flows

	Three months ended March 31, 2006			Six months ended June 30, 2006
	(unaudited)			(unaudited)
(in thousands)	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated

Depreciation and amortization	$80,032	$(49,548)	$30,484	$116,559	$(49,548)	$67,011

Net cash provided by operating activities	96,338	(49,548)	46,790	159,073	(49,548)	109,525

Net proceeds from issuance of consolidated obligations:
Discount notes	56,857,700	49,548	56,907,248	102,280,989	49,548	102,330,537
Payments for maturing or called consolidated obligations:
Discount notes	(61,082,827)	—	(61,082,827)	(104,396,400)	—	(104,396,400)

Net cash (used in) provided by financing activities	(335,520)	$49,548	(285,972)	1,789,663	$49,548	1,839,211

Net decrease in cash and due from banks	(69,714)	—	(69,714)	(49,848)	—	(49,848)
Cash and due from banks at beginning of period	115,370	—	115,370	115,370	—	115,370

Cash and due from banks at end of period	$45,656	—	$45,656	$65,522	—	$65,522

	Nine months ended September 30, 2006
	(unaudited)			Twelve months ended December 31, 2006
	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated

Depreciation and amortization	$157,448	$(49,548)	$107,900	$248,249	$(111,106)	$137,143

Net cash provided by operating activities	234,487	(49,548)	184,939	350,375	(111,106)	239,269

Net proceeds from issuance of consolidated obligations:
Discount notes	132,173,176	49,548	132,222,724	158,263,681	49,548	158,313,229
Payments for maturing or called consolidated obligations:
Discount notes	(130,786,434)	—	(130,786,434)	(155,169,733)	61,558	(155,108,175)

Net cash (used in) provided by financing activities	5,007,792	$49,548	5,057,340	3,869,167	$111,106	3,980,273

Net decrease in cash and due from banks	(43,190)	—	(43,190)	(37,272)	—	(37,272)
Cash and due from banks at beginning of period	115,370	—	115,370	115,370	—	115,370

Cash and due from banks at end of period	$72,180	—	$72,180	$78,098	—	$78,098

     For the periods ended March 31, June 30, and September 30, 2006, activity for depreciation and amortization was reported in four separate categories on the Statement of Cash Flows. However, for the period ended December 31, 2006, we began presenting one line item called “Depreciation and Amortization” and reporting the cash flows in total. All 2006 reporting periods have been presented above on this new basis to be consistent with our current presentation on the Statement of Cash Flows.

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